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                                                                                                                      Exhibit 11

                                                   UTILICORP UNITED INC.
                                   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                            Three Months
(In thousands except per share amounts)                          Ended               Six Months Ended         Twelve Months Ended
                                                               June 30,                   June 30,                 June 30,
                                                            1997       1996          1997       1996            1997        1996
                                                          -------    -------        ------     -------        --------    --------
     Earnings Available for Common Shares:
(a)  Income before extraordinary item                     $20,306    $25,809       $77,873     $62,608        $118,970    $101,959

(b)  Extraordinary item                                         -          -        (7,184)          -          (7,184)          -
                                                          -------    -------        ------     -------        --------    --------

(c)  Primary Earnings Available                            20,306     25,809        70,689      62,608         111,786     101,959

     Elimination of interest on convertible
     subordinated debenture, net of tax                        68         82           138         166             296         343

(d)  Fully Diluted Earnings Available                     $20,374    $25,891        70,827     $62,774        $112,082    $102,302
                                                          -------    -------        ------     -------        --------    --------
                                                          -------    -------        ------     -------        --------    --------

     Weighted Average Common Shares Outstanding:
(e)  Primary weighted average shares outstanding
     as reported                                           53,688     46,701        53,467      46,467          50,679      46,030
     Assumed conversion of convertible
     subordinated debenture                                   282        324           289         329             300         338
                                                          -------    -------        ------     -------        --------    --------

(f)  Fully Diluted Weighted Average Shares
     Outstanding                                           53,970     47,025        53,756      46,796          50,979      46,368
                                                          -------    -------        ------     -------        --------    --------
                                                          -------    -------        ------     -------        --------    --------

     Earnings Per Common Share:
     Income before extraordinary item (a/e)                  $.38       $.55         $1.45       $1.35           $2.35       $2.22
     Extraordinary item (b/e)                                   -          -          (.13)          -            (.14)          -
                                                          -------    -------        ------     -------        --------    --------
     Primary Earnings Available                              $.38       $.55         $1.32       $1.35           $2.21       $2.22
     Fully Diluted (d/f)                                     $.38       $.55         $1.32       $1.34           $2.20       $2.21
                                                          -------    -------        ------     -------        --------    --------
                                                          -------    -------        ------     -------        --------    --------
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